EXHIBIT 10.16

October 7, 1998

Kos Pharmaceuticals, Inc.
1001 Brickell Bay Drive
25th Floor
Miami, Florida 33131

Attention: President

Ladies and Gentlemen:

        This letter sets forth the understanding between the undersigned and Kos Pharmaceuticals, Inc. ("Kos") regarding funding to Kos through June 30, 2000. The funding that is referenced in this letter is in addition to the amount available to Kos under the terms of that certain Revolving Credit and Loan Agreement dated as of July 1, 1998 between the undersigned and Kos (the "Revolving Credit Agreement").

        The undersigned will make available to Kos as requested additional capital, in excess of the capital available to Kos under the Revolving Credit Agreement, in an amount up to $25 million (the "Commitment Amount") of debt or equity. The terms of such debt or equity would be at prevailing rates and on prevailing terms for companies similarly situated, as mutually agreed by the parties, taking into account Kos' financial condition and any lack of liquidity existing at that time, whether any other sources of funding exist at that time, and the types of any such funding sources. If such financing is in the form of debt, the undersigned reserves the right to require such debt financing to be secured by appropriate collateral. The undersigned shall have the right, but not the obligation, to participate up to the Commitment Amount in any third party financing that is obtained by Kos through June 30, 2000.

        The undersigned's willingness to provide funding on the terms set forth in this letter is conditioned on the satisfaction of the following: (i) at the time of funding, Kos shall not then be in default under any outstanding loan or material agreement to which it is a party, (ii) Kos and the undersigned, or the undersigned's designee, shall have entered into such documents as may be required or determined to be appropriate by the undersigned, (iii) at the time of funding, there shall not have been any material adverse change in the business or financial operations or condition of Kos or in its management, (iv) at the time of funding, Kos' then current financial projections shall indicate that, with the funding to be provided by the undersigned hereunder, Kos shall have sufficient funds to achieve positive cash flow no later than June 30, 2000, and achieve the criteria on which such financial projections are based, (v) at the time of funding, there shall not be any litigation pending or threatened involving Kos which is

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Kos Pharmaceuticals, Inc.
October 7, 1998
Page -2-

likely to have a material adverse effect on Kos, (vi) at the time of funding, the undersigned or his affiliates shall continue to hold a controlling interest in Kos common stock, and (vii) such other customary conditions as the undersigned may reasonably require.

        This letter will terminate on the earlier to occur of (i) June 30, 2000,
(ii) the mutual agreement of the undersigned and Kos, (iii) at the option of the undersigned, upon Kos receiving third party financing for an amount in excess of 50 percent of the Commitment Amount, (iv) upon the transfer of a controlling interest in Kos, (v) upon the merger of Kos with any other entity resulting in the loss of a controlling interest in Kos by the undersigned or his affiliates, or (vi) upon the sale of all or substantially all of the assets of Kos.

        This letter is intended solely for the benefit of Kos and shall not be relied upon or assigned to any other person or entity.

Yours truly,

/s/ MICHAEL JAHARIS
------------------------------------
Michael Jaharis

Agreed to and Accepted:

Kos Pharmaceuticals, Inc., a Florida corporation



By: /s/ DANIEL M. BELL
   ---------------------------------
   Daniel M. Bell